U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Lindsey                          Vanessa                 H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                340 SE 55th Ave.
--------------------------------------------------------------------------------
                                    (Street)

Ocala                              Florida               34471
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                              Colmena Corp. - CLME
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                     06/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          Vice President, Secretary

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                        08/31/01 (1)      J              53,906        A     0.09      333,284        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        09/30/01 (1)      J              60,937        A     0.07      394,221        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        10/31/01 (1)      J              69,693        A     0.06      463,914        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        11/30/01 (1)      J             104,540        A     0.04      568,454        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        12/31/01 (1)      J             112,540        A     0.04      680,994        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        01/31/02 (1)      J             115,440        A     0.04      796,434        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        02/28/02 (1)      J             146,907        A     0.03      943,341        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        03/31/02 (1)      J             155,787        A     0.03    1,099,128        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        04/30/02 (1)      J             128,228        A     0.035   1,227,356        D       N/A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                        05/31/02 (1)      J              75,000        A     0.06    1,302,356        D       N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Warrants                     (2)                           03/14/00   01/12/03 Common   20,000   $0.05               D        N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) 1,022,978 shares issued to Vanessa Lindsey for her services as vice president and secretary of the Isuer from June 2001 to May 2002 pursuant to the terms of her employment agreement. The shares were not issued until June 2002 due to lack of authorized shares.

(2) The warrant disclosed on the previous form 3 has been extended for an additional year effective 01/12/02, however the new warrants were not issued until 06/02.



       /s/ Vanessa H. Lindsey /s/                                07/10/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                     Page 3